Exhibit 2.1

CONSENT AND WAIVER

This CONSENT AND WAIVER (“Consent and Waiver”) is made as of this ______ day of July 2009 by and among MEDIALINK WORLDWIDE INCORPORATED, a Delaware Corporation (“Medialink”), The Newsmarket, Inc. a Delaware corporation (“Parent”), and TNM Group Incorporated, a Delaware corporation (“Merger Sub”).

WHEREAS, on July 1, 2009 Medialink entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Parent and Merger Sub.  All terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, on June 30, 2009 Medialink entered into that certain Payoff, Amendment and Settlement Agreement (the “Payoff Agreement”) with each of Iroquois Master Fund, Ltd., Rockmore Investment Master Fund Ltd., Portside Growth And Opportunity Fund, and Smithfield Fiduciary LLC (collectively, the “Former Debenture Holders”) pursuant to which, among other things, the Company paid to the Former Debenture Holders an aggregate amount of $1,590,000 in exchange for the extinguishment of the Company’s obligations under its Variable Rate Convertible Debentures due June 30, 2010 in the aggregate principal amount of $2,650,000 held by the Former Debenture Holders;

WHEREAS, the Former Debenture Holders have made certain claims against Medialink related to the Payoff Agreement and the transactions contemplated thereby (the “Debenture Claims”), which claims have been denied in their entirety by Medialink;

WHEREAS, on July 17, 2009 Medialink notified its directors and officers insurance carrier of the potential claim (the “D&O Notice”; such D&O Notice attached hereto as Exhibit A); and

WHEREAS, Medialink and the Former Debenture Holders have agreed to enter into an agreement and general release (the “Agreement and General Release”) whereby (A) Medialink will pay the Former Debenture Holders (i) the aggregate amount of $515,000 (the “Settlement Payment”) in settlement of all claims (the “Settlement Payment”) and (ii) the aggregate amount of $10,000 the “Warrants Payment”) in consideration for the repurchase by Medialink and surrender by the Former Debenture Holders of those certain warrants to purchase an aggregate of 536,729 shares of the Company’s Common Stock held by the Former Debenture Holders (the “Warrants”) and in further consideration for the Former Debenture Holders tendering to Medialink a full release covering all claims the Former Debenture Holders have or may have against Medialink, Parent, Merger Sub and each of their respective officers, directors, shareholders, members, partners, affiliates, assigns, parents, subsidiaries, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), and (B) Medialink, on behalf of itself and the Released Parties will tender to the Former Debenture Holders a full release covering all claims Medialink and/or the Released Parties have or may have against the Former Debenture Holders and each of their respective officers, directors, shareholders, members, partners, affiliates, assigns, parents, subsidiaries, successors-in-interest, agents, advisors and employees, all as more specifically described in the Agreement and General Release, substantially in the form of Exhibit B attached hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.           Parent and Merger Sub each hereby consent to the (i) payment by Medialink of the Settlement Payment to the Former Debenture Holders; (ii) payment by Medialink of the Warrant Payment to the Former Debenture Holders; (iii) the repurchase by Medialink, and the surrender by the Former Debenture Holders, of the Warrants; (iv) the receipt and execution by Medialink of the Agreement and General Release, including without limitation, the release of claims against the Former Debenture Holders; and (v) the transmission of the D&O Notice (the actions and activities described in (i), (ii), (iii), (iv) and (v) of this Section collectively referred to herein as the “Medialink Actions”).

2.           Parent and Merger Sub each hereby agree and acknowledge that the Medialink Actions shall not be deemed to be a violation of any of the provisions of Article 3, Section 5.1 or Article 7 of the Merger Agreement or any other provision of the Merger Agreement, including without limitation, Sections 5.1(a), 5.1(f) 5.1(m), 5.1(p) and 5.1(r), 7.1 and 7.2.

3.           Parent and Merger Sub each hereby acknowledge that they are aware of the Debenture Claims and that the Debenture Claims are hereby deemed disclosed under the Company Disclosure Schedule, including without limitation, under Sections 3.5, 3.11, 3.12, 3.18, 3.21 and 3.23 of the Company Disclosure Schedule.

4.           Parent and Merger Sub each hereby acknowledge that they are aware of the Medialink Actions and that the Medialink Actions are hereby deemed disclosed under the Company Disclosure Schedule, including without limitation, under Sections 3.11, 3.21 and 3.23 of the Company Disclosure Schedule.  Medialink hereby agrees that as of even date herewith there will be no Warrants outstanding and the Company Disclosure Schedule will be modified to reflect such.  Parent and Merger Sub each hereby acknowledge that Sections 1.6 and 3.5 of the Company Disclosure Schedule are hereby deemed modified to indicate that no Warrants are outstanding as of even date herewith.

5.           Parent and Merger Sub each hereby waive any right to claim that any of the Debenture Claims or Medialink Actions constitutes, resulted in, or is likely to have, a Material Adverse Effect or Material Adverse Change, as such terms are defined in Section 3.1 of the Merger Agreement.

6.           Parent and Merger Sub each hereby waive any right to claim that any of the Debenture Claims or Medialink Actions is sufficient cause to claim that the conditions to the obligations of Parent and Merger Sub have not been satisfied, including without limitation, the conditions set forth in Sections 8.2(d), 8.2(e) or 8.2(f) of the Merger Agreement.

7.           Parent and Merger Sub each hereby waive any right to claim that any of the Debenture Claims or Medialink Actions is sufficient cause for Parent or Merger Sub to terminate the Merger Agreement, including without limitation, a termination pursuant to Section 9.1(e) of the Merger Agreement.

8.           Parent and Merger Sub each hereby waive any right to claim that the Medialink Actions constitute a deliberate breach of the Merger Agreement by Medialink.

9.           Parent and Merger Sub agree and acknowledge that the neither the Debenture Claims nor the Medialink Actions shall give rise to the payment of the Company Termination Fee.

10.           Medialink agrees and acknowledges that the Medialink Actions may necessitate the amendment of the Kenneth Torosian Separation Agreement and of the Director Fee Waiver, which amendments will adversely affect the non-Medialink parties to such agreements and will be effected after consultation with Parent.  The parties agree that any such amendments (effected after the consent of Parent has been received) shall be deemed to be part of the “Medialink Actions” and shall not be deemed to be in violation of any of the provisions of the Merger Agreement.

11.           If any provision, or portion thereof, of this Consent and Waiver is determined to be invalid under applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Consent and Waiver, the remainder of which shall remain in full force and effect.

12.           This Consent and Waiver constitutes the complete agreement between the parties with respect to the Debenture Claims and the Medialink Actions.

13.           This Consent and Waiver and its execution, validity and interpretation shall be governed in all respects by the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

14.           This Consent and Waiver may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

Medialink Worldwide Incorporated

By:
Kenneth G. Torosian, Chief Financial Officer

The Newsmarket, Inc.

By:
James K. Lonergan, Chief Executive Officer

TNM Group Incorporated

By:
James K. Lonergan, Chief Executive Officer